Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 16, 2021, with respect to the consolidated financial statements of Tredegar Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Our report dated March 16, 2021 on the consolidated financial statements refers to a change in the method of accounting for leases.

Our report dated March 16, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that Tredegar Corporation did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Tredegar Corporation had an ineffective control environment resulting from an insufficient number of trained resources, ineffective risk assessment, ineffective information and communication, and ineffective monitoring activities resulting in ineffective control activities related to the design and operation of process-level controls and general information technology controls across all financial reporting processes.

/s/ KPMG LLP
Richmond, Virginia
June 16, 2021